Exhibit 15.4

Lawyer	:	Joseph Li
Telephone	:	+65 8860 4013
Email	:	josephli@rethinklegal.co

Our ref	:	24010/CS
Your ref	:	TBC

12 May 2026

To: Concorde International Group Ltd	BY EMAIL
3 Ang Mo Kio Street 62
#01-49
LINK@AMK
Singapore 569139

Attention: The Board of Directors

Dear Sirs,

LETTER OF CONSENT

1.	We have acted as a legal advisor on Singapore laws to the Company in connection with its filing with the United States Securities and Exchange Commission (the “SEC”) of an Annual Report in Form 20-F for the fiscal year ended 31 December 2025 and any amendments thereto.

2.	We hereby consent to the limited use and reference of our name and our views on the information under the headings:

(a)	“ITEM 4. INFORMATION OF THE COMPANY, B. Business overview, Regulations”; and

(b)	“ITEM 10. ADDITIONAL INFORMATION, E. Taxation, Certain Singapore Taxation Considerations” (collectively referred to as the “Reviewed Sections”), in the Annual Report, which will be filed with the SEC in May 2026. We also consent to the filing of this letter with the SEC as an exhibit to the Annual Report.

ReThink Legal

1 North Bridge Road, #08-08 High Street Centre, Singapore 179094

We do not accept service of court documents by fax. Please contact us directly at +65 8860 4013 to make arrangements with us for the mailing and/or service of all hardcopy documents.

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3.	In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

4.	Save for the Reviewed Sections, we have not reviewed any other sections or pages of the Annual Report.

5.	In our view, the Reviewed Sections contain general statements which correctly and fairly summarise Singapore laws. This view is given subject to the (i) Assumptions, (ii) Scope and (iii) Qualifications in our Closing Opinion dated 2 May 2025, with the necessary modifications applied.

6.	This letter has been prepared for the sole benefit of the Company. Except for the permitted purposes in paragraph 2, this letter shall not, without our prior written consent be:

(a)	Circulated or relied upon by any other person or used for any other purpose;

(b)	Quoted or referred to in any public document or filed with any government body or agency or stock or other exchange or with any other person; or

(c)	Disclosed to any other person.

7.	Thank you.

Yours faithfully,

/s/ ReThink Legal
Joseph Li
ReThink Legal

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